Swidler Berlin                                  The Chrysler Building
Shereff Friedman, LLP                           405 Lexington Avenue
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                                 April 26, 2000



Mercury Asset Management Funds, Inc.
Mercury Select Growth Fund
800 Scudders Mill Road
Plainsboro, NJ 08536

TIP Funds
Turner Large Cap Growth Equity Fund
1235 Westlakes Drive, Suite 350
Berwyn, PA 19312

Dear Sirs:

     We are acting as counsel to Mercury Asset Management Funds, Inc., a Maryland corporation ("Mercury Funds"), in connection with the proposed transfer of the assets of Turner Large Cap Growth Equity Fund ("Acquired Fund"), a separate investment series of TIP Funds, a Massachusetts business trust, to the Mercury Select Growth Fund ("Acquiring Fund"), a portfolio in formation of Mercury Funds, and the assumption by Acquiring Fund of Acquired Fund's liabilities, in exchange for Class I shares of the Acquiring Fund (the "Shares") pursuant to an Agreement and Plan of Reorganization (the "Agreement" and, the transaction provided for therein, the "Reorganization"). Section 7.e(iv) of the Agreement requires as a condition to closing that we render an opinion with respect to the tax consequences of the Reorganization.

     Acquiring Fund is a "feeder" fund in a "master/feeder" structure. This means that Acquiring Fund will invest all of its assets in Mercury Master Select Growth Portfolio (the "Portfolio"), the corresponding series of Mercury Asset Management Master Trust (the "Trust"), the underlying "master" fund, which has the same investment objectives and strategies as Acquiring Fund. This structure creates the potential for investing the assets of Acquiring Fund together with the assets of other feeder funds, thus positioning the Acquiring Fund to benefit from potential economies of scale. Accordingly, immediately after the initial transfer of the assets and liabilities of the Turner Fund to Acquiring Fund, Acquiring Fund will further transfer


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Mercury Asset Management Funds, Inc.
TIP Funds
April 26, 2000
Page 2


these assets and certain liabilities to the Portfolio of the Trust in exchange for an equivalent value of interests of that Portfolio.

     We have participated in the preparation of Mercury Funds' Registration Statement on Form N-14 (the "Registration Statement") relating, among other things, to the Shares of Acquiring Fund to be offered in exchange for the assets of Acquired Fund, and containing the Proxy Statement/Prospectus relating to the Reorganization (collectively, the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission thereunder. In addition, in connection with rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Exhibit A to the Prospectus.

     In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

     In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date"):

     1. The fair market value of the Shares to be received by each Acquired Fund shareholder will be equal to the fair market value of the Acquired Fund shares surrendered in exchange therefor upon the liquidation of Acquired Fund.

     2. Neither Acquired Fund nor any person related thereto within the meaning of Treasury Regulation Section 1.368-1(e) intends to redeem Acquired Fund shares prior or incident to and as part of the Reorganization. For purposes hereof, shares of Acquired Fund required to be redeemed by Acquired Fund prior to the Reorganization and not as part of the Reorganization but in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the Investment Company Act of 1940 shall not be taken into account.

     3. Pursuant to the Agreement, Acquired Fund will distribute in liquidation of Acquired Fund, the Shares of Acquiring Fund received by Acquired Fund in the Reorganization.


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Mercury Asset Management Funds, Inc.
TIP Funds
April 26, 2000
Page 3



     4. The liabilities of Acquired Fund assumed by Acquiring Fund pursuant to the Reorganization, plus the liabilities, if any, to which assets transferred pursuant to the Reorganization will be subject, will have been incurred by Acquired Fund in the ordinary course of its business, and will be associated with the assets transferred.

     5. Each shareholder of Acquired Fund will pay its respective share of the expenses, if any, incurred in connection with the Reorganization.

     6. Immediately following consummation of the Reorganization, Acquiring Fund will possess the same assets and liabilities, except for assets distributed to shareholders who receive cash or other property and assets used to pay expenses incurred in connection with the Reorganization, as those possessed by Acquired Fund immediately prior to the Reorganization. Assets used to pay expenses and all redemptions and distributions (except for regular, normal dividends and redemptions) made by Acquired Fund immediately preceding the Reorganization will, in the aggregate, constitute less than one percent of the net assets of Acquired Fund. There will be no dissenting shareholders.

     7. Immediately following the consummation of the Reorganization, the shareholders of Acquired Fund will own at least 99% of the outstanding Acquiring Fund stock and will own such stock solely by reason of their ownership of Acquired Fund stock immediately prior to the Reorganization.

     8. Acquiring Fund will have no plan or intention, other than in the ordinary course of its operation as an open-end investment company, to issue additional Shares following the Reorganization.

     9. Acquiring Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     10. No cash will be paid to the shareholders of Acquired Fund in lieu of fractional shares.

     11. For federal income tax purposes, Acquired Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Acquired Fund and will continue to apply through the Closing Date.

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Mercury Asset Management Funds, Inc.
TIP Funds
April 26, 2000
Page 4



     12. Neither Acquiring Fund nor any person related thereto within the meaning of Treasury Regulation Section 1.368-1(e) has any plan or intention to reacquire any of the Acquiring Fund Shares issued in the Reorganization. For purposes of this representation, Acquiring Fund Shares required to be redeemed by Acquiring Fund not as part of the Reorganization but in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the Investment Company Act of 1940 shall not be taken into account.

     13. Acquired Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Acquired Fund.

     14. Acquiring Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.

     15. Following the Reorganization, Acquiring Fund will continue the historic business of Acquired Fund or use a significant portion of Acquired Fund's historic business assets in its business.

     16. Acquiring Fund will have been organized for the sole purpose of effecting the Reorganization, and will not have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Acquired Fund.

     17. Acquired Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     18. The provisions of Code Sections 851 through 855 will apply to Acquiring Fund after the Closing Date.

     19. No compensation received by any shareholder-employees of Acquired Fund will be separate consideration for the Reorganization; none of the Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and any compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     20. All appropriate action will have been taken to designate the Acquiring Fund as a duly authorized series of Mercury Funds and to authorize the issuance and delivery of the Shares by the Acquiring Fund.


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Mercury Asset Management Funds, Inc.
TIP Funds
April 26, 2000
Page 5


     We note that we are members of the Bar of the State of New York and that our opinion is expressly limited to the federal laws of the United States.

     Based on the foregoing and subject to the assumptions and limitations set forth above, and such examination of law as we have deemed necessary, we are of the opinion that:

     1. The transfer of the assets to the Acquiring Fund in exchange solely for the Shares and the assumption by the Acquiring Fund of the liabilities of Acquired Fund as provided for in the Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Acquiring Fund and the Acquired Fund will each be deemed to be a "party" to the Reorganization within the meaning of
          Section 368(b) of the Code;

     2. In accordance with Section 361(a) of the Code, no gain or loss will be recognized to the Acquired Fund under Section 361(c)(1) of the Code as a result of the asset transfer solely in exchange for the Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or on the distribution of the Shares to the Acquiring Fund shareholders as provided for in the Agreement;

     3. Under Section 1032 of the Code, no gain or loss will be recognized to the Acquiring Fund on the receipt of the assets in exchange for the Shares and the assumption by the Acquiring Fund of the liabilities as provided for in the Agreement;

     4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized to the shareholders of the Acquired Fund on the receipt of Shares in exchange for their shares of the Acquired Fund;

     5. In accordance with Section 362(b) of the Code, the tax basis of the assets in the hands of the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the consummation of the Reorganization;

     6. In accordance with Section 358 of the Code, immediately after the Reorganization, the tax basis of the Shares received by each shareholder of the Acquired Fund in the Reorganization will be equal, in the aggregate, to the tax basis of the shares of the Acquired Fund surrendered by such shareholder in exchange therefor;

     7. In accordance with Section 1223 of the Code, a shareholder's holding period for the Shares will be determined by including the period for which such shareholder held the shares of the Acquired Fund exchanged therefor; provided, that such shares of the Acquired Fund were held as a capital asset;


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Mercury Asset Management Funds, Inc.
TIP Funds
April 26, 2000
Page 6


     8. In accordance with Section 1223 of the Code, the Acquiring Fund's holding period with respect to the assets acquired by it will include the period for which such assets were held by the Acquired Fund; and

     9. Pursuant to Section 381(a) of the Code and regulations thereunder, the Acquiring Fund will succeed to and take into account certain tax attributes of the Acquired Fund, such as earnings and profits, capital loss carryovers and method of accounting.

     The opinions expressed herein are based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. We assume no responsibility to inform you of any such change that may occur or come to our attention. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof.

                                      Very truly yours,


                                      /s/ Swidler Berlin Shereff Friedman, LLP
                                      ------------------------------------------
                                      Swidler Berlin Shereff Friedman, LLP




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